Exhibit 99.2

Compensation Arrangement with Chairman of the Board

On August 9, 2005, the Board of Directors of Lattice Semiconductor Corporation approved a monthly retainer of $5,000 to be paid to Patrick S. Jones for his service as Chairman of the Board.  The retainer is effective as of June 14, 2005, the date Mr. Jones was appointed acting Chairman of the Board.

The monthly retainer to be paid to Mr. Jones as Chairman of the Board is in addition to the annual retainer of $20,000 paid to him as an outside director of the Company and the retainer of $10,000 paid to him as a member of the Special Litigation Committee of the Board.  Mr. Jones also receives $1,500 for each board meeting and $1,000 for each committee meeting he attends in person, and $750 for each board and committee meeting he attends telephonically.